Exhibit 12a


                          FLORIDA PROGRESS CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:


                                              2000           1999          1998          1997          1996
                                           -----------     ----------    ----------    ----------    ----------

Net Income                                     $144.3         $314.9        $281.7         $54.3        $250.7

Add:
 Operating Income Taxes                        (116.8)          91.7         148.6          66.4         145.9
                                           -----------     ----------    ----------    ----------    ----------

Income Before Taxes                              27.5          406.6         430.3         120.7         396.6

Total Interest Charges                          244.4          214.7         199.7         170.3         147.0

Preferred Dividend Requirements of
Subsidiary                                        1.5            1.5           1.5           1.5           5.8
                                           -----------     ----------    ----------    ----------    ----------

Total Earnings (A)                             $273.4         $622.8        $631.5        $292.5        $549.4
                                           -----------     ----------    ----------    ----------    ----------

Fixed Charges including
Preferred Stock Dividends (B)                   244.7          216.6         202.0         173.6         156.1
                                           -----------     ----------    ----------    ----------    ----------

 Ratio of Earnings to
  Fixed Charges (A/B)                            1.12           2.87          3.13          1.69          3.52
                                           ===========     ==========    ==========    ==========    ==========
